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               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                                                         99(A) 6

                                         July 3, 1999

Board of Directors
General Nutrition Companies, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222

Members of the Board:

We understand that General Nutrition Companies, Inc. (the "Company"), Royal Numico N.V. ("Buyer") and Numico Investment Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated July 2, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company for $25.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or Acquisition Sub or as to which dissenters' rights have been perfected, will be converted into the right to receive $25.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger as contemplated by the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity for the Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in discussions with representatives of the Company, Buyer and their financial and legal advisors;

    (ix) reviewed the Merger Agreement and have assumed that the final Merger Agreement will not vary from the draft provided to us in any respect that is material to our analyses; and

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.
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We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisal. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Tender Offer and the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the stockholders of the Company should tender their shares of Common Stock into the Tender Offer.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Tender Offer and the Merger as contemplated by the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Stephen R. Munger
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                                          Name: Stephen R. Munger
                                          Title: Managing Director